Exhibit 21.01

UFP Technologies, Inc. wholly owns the following companies:

1.	Advant Medical Limited, a private limited company incorporated under the laws of Ireland, its wholly-owned subsidiary:
a.	Munlu Leighis Advant Teoranta, a private limited company incorporated under the laws of Ireland

2.	Advant Costa Rica Limitada, incorporated under the laws of Costa Rica

3.	Advant Medical Inc., a Delaware corporation

4.	Simco Industries, Inc., a Michigan company

5.	Dielectrics, Inc., a Massachusetts company

6.	Contech Medical, Inc., a Rhode Island company

7.	DAS Medical Holdings, LLC, a Georgia limited liability company, and its wholly-owned subsidiaries:
a.	Sterimed, LLC, a Georgia limited liability company
b.	One Degree Medical Holdings, LLC, a Georgia limited liability company
c.	DAS Medical Corporation, a Delaware company, and its wholly-owned subsidiary:
i.	DAS Medical International, S.R.L., a Dominican Republic company

8.	UFP Realty LLC, a Massachusetts limited liability company, and its wholly-owned subsidiaries:
a.	UFPT MA, LLC, a Massachusetts limited liability company
b.	UFP CO, LLC, a Colorado limited liability company
c.	UFP FL, LLC, a Florida limited liability company
d.	UFP TX, LLC, a Texas limited liability company
e.	UFP MI, LLC, a Michigan limited liability company